FOR IMMEDIATE RELEASE

For:  Hudson United Bancorp.

Contact:

Kenneth T. Neilson, Chairman & CEO           Chris Witkowski, Sr. Vice President

201-236-2631      Assistant to the President, 201-236-6144



                     HUDSON UNITED BANCORP SIGNS DEFINITIVE

                  MERGER AGREEMENT WITH SOUTHERN JERSEY BANCORP





Mahwah, NJ (June 29, 1999) - Hudson United Bancorp (NYSE: HU), today announced a merger with Southern Jersey Bancorp (NASDAQ: SOJB), a $470 million asset bank holding company with 17 branches in Southern New Jersey. Also today, Hudson United Bancorp and JeffBanks, Inc. signed a merger agreement. The combined entity is the second largest banking company headquartered in New Jersey with $9.5 billion in assets and over 200 branch offices in New Jersey, Connecticut, New York and Pennsylvania.

Kenneth T. Neilson, Chairman and CEO of Hudson United Bancorp announced the intent to create a $3.3 billion Jefferson Bank Division of Hudson United Bank which will combine Southern Jersey Bancorp, Jefferson Bank and Hudson United's existing South Jersey branches and lending businesses.

Under the terms of the agreement between Southern Jersey Bancorp of Delaware, Inc. and Hudson United, which is intended to be a tax free exchange, Southern Jersey Bancorp of Delaware shareholders will receive 1.26 shares of Hudson United Bancorp common stock for each share of Southern Jersey Bancorp common stock. The common stock of Hudson United Bancorp closed at $34.94 per share equating to a price of $44.02 per share of Southern Jersey Bancorp common stock. The total transaction value is $54 million, which is 1.6 times Southern Jersey Bancorp's book value and 11 times 1999 estimated earnings adjusted for synergies, with a deposit premium of 5.3%. Southern Jersey Bancorp has issued an option to Hudson United Bancorp which would enable them to purchase 200,000 shares of common stock under certain defined circumstances.

Pending  appropriate  corporate,   shareholder  and  regulatory  approvals,  the
agreement is expected to be completed by the fourth quarter of 1999 and to be accounted for as a pooling of interests.

Serving the Cumberland, Gloucester and Salem counties of New Jersey with 17 branches, Southern Jersey Bancorp is the bank holding company for Farmers and Merchants National Bank of Bridgeton.

Kenneth T. Neilson, Chairman and CEO of Hudson United Bancorp said, "The merger with Southern Jersey Bancorp reinforces our already strong market share and presence within the South Jersey marketplace. Moreover, Southern Jersey Bancorp's strong deposit franchise and dominant market share provide us with an opportunity to offer many new products and services to the Farmers and Merchants growing customer base."

Clarence McCormick Sr, Chairman and CEO of Southern Jersey Bancorp said " Farmers and Merchants Bank has always tried to serve our communities, customers and shareholders and we believe that our affiliation with Hudson United provides the community banking atmosphere and service that we have been known for, and we look forward to becoming a part of the Hudson United Bank family."

Hudson United Bancorp's banking subsidiary offers a full array of innovative products and services to retail and commercial customers including: imaged checking accounts, 24-hour telephone banking, loans by phone, alternative investments, insurance products, trust services and a wide variety of commercial loans and services including international services, cash management services, asset based loans, SBA loans and much more.